Exhibit 10.8

[Opower letterhead]

May 2, 2012

Dear Alex,

Opower, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

Position. You will start in a part time position on May 1st, 2012 working 15 hours per week for two months, before your job becomes a full-time position as Senior Vice President & General Manager, Devices and Real Time Services on July 1, 2012. You will report to Dan Yates, CEO. By signing this letter, you represent and warrant to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Employment is contingent upon successful completion of the background check process.

Compensation and Employee Benefits. You will be paid a starting salary of $3,281.25 per pay period during your first two months of employment to reflect your part-time, 15-hour per week schedule. Upon converting to full time employment on July 1, 2012, your salary will increase to the rate of $8,203.13 per pay period, which is equivalent to $196,875 per year. Effective July 1, 2013, your salary will increase to the rate of $8,750 per pay period, which is equivalent to $210,000 per year. In all instances, all applicable withholdings required by law will be withheld, and your wages are payable on the Company’s regular payroll dates, As a regular employee of the Company you will be eligible to participate in a number of Company sponsored benefits, including medical, dental, and other insurances.

Stock Options. Subject to the approval of the Company’s Board of Directors, you may be granted an option to purchase 460,000 shares of the Company’s common stock (“the Initial Grant”). The option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Stock Plan (the “Stock Plan”), as described in that Stock Plan and the applicable stock option agreement. Shares covered by the Initial Grant will vest in monthly installments over the next 50 months of continuous service, as described in the applicable stock option agreement, with zero shares vesting in month 1 and 2 since hire and 9,583.33 shares vesting each month after that.

Subject to the approval of the Company’s Board of Directors, you may also be granted an option to purchase 92,000 shares of the Company’s common stock (“Performance Grant A”). The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that Stock Plan and the applicable stock option agreement. Shares covered by Performance Grant A will vest in monthly installments, starting when Devices and Real Time Services’ Last Twelve Months Bookings (“LTM Bookings”) exceed $10M (Performance Goal A). If Performance Goal A is reached:

•	within the first 26 months of hire, vesting will occur pro-rata from vesting start until month 50 from date of hire

•	after the 26th month since hire, but before the 32nd month is over, vesting will occur pro-rata over the following 24 months

•	after the 32nd month since hire, but before the 44th month is over, vesting will occur pro-rata until month 56 since date of hire

•	after the 44th month since hire, vesting will occur pro-rata over the following 12 months

Last twelve-month bookings (“LTM Bookings”) is defined as the Net Sales total of the Current Year Value (“CYV”) of all In-Home Product contracts that generated revenue for Opower within the last twelve months. CYV is understood to be the recognized bookings during the current calendar year.

a)	For a multi-year contract sold within the last twelve months: the value of the committed revenue during the first year of the contract;

b)	For a multi-year contract sold more than twelve months ago: the value of the committed revenue pertaining to the then current year portion of the contract;

c)	For a contract of duration 12 months or less sold within the last twelve months: the entire value of the contract.

Further, Net Sales indicate that in cases where the proceeds from a contract are split between Honeywell (or another partner), only the portion due to Opower qualifies. The Company will determine the LTM Bookings, Net Sales, CYV and recognized bookings in accordance with the terms described herein, and its determination will be final and binding.

Subject to the approval of the Company’s Board of Directors, you may also be granted an option to purchase 92,000 shares of the Company’s common stock (“Performance Grant B”). The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that Plan and the applicable stock option agreement. Shares covered by Performance Grant B will vest in monthly installments starting when Devices and Real Time Services’ Last Twelve Months Bookings (“LTM Bookings”) exceed $25M (Performance Goal B). If Performance Goal B is reached:

•	within the first 26 months of hire, vesting will occur pro-rata from vesting start until month 50 since date of hire.

•	after the 26th month since hire, but before the 32nd month is over, vesting will occur pro-rata rata over the following 24 months

•	after the 32nd month since hire, but before the 44th month is over, vesting will occur pro-rata until month 56 since date of hire.

•	after the 44th month since hire, vesting will occur pro-rata over the following 12 months

Upon a Triggering Event, the performance requirement for Performance Grant A and Performance Grant B shall be considered as being met For the avoidance of doubt, the performance requirements shall be considered as being met in advance of the acceleration of stock options as a result of the Triggering Event.

The exercise price per share will be equal to the fair market value per share on the date each option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

The Company makes no representations or warranties of any type with respect to the tax consequences relating to your participation in the Company’s Stock Plan or any other plans offered to you.

Acceleration of stock options. If the Company:

(a) experiences a Triggering Event while you have Continuous Service Status and your employment is terminated for any reason other than Cause, death, or Disability at any time following the consummation of the Triggering Event, or

(b) experiences a Corporate Transaction while you have Continuous Service Status and the Successor Corporation does not assume your Opower stock options, substitute your Opower stock options, or otherwise continue your Opower options, or your Opower options are not terminated in exchange for a payment of cash, securities and/or other property, then 50% of your remaining unvested option shares shall vest effective on and contingent upon your termination or such Corporate Transaction, as applicable.

(All capitalized terms in this section have the meaning given in the Company Stock Plan or the applicable stock option agreement, or as otherwise defined herein.)

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (“CIIAA”) (attached hereto as Exhibit A), which contains, among other things, and depending on your location, various restrictive covenants, including non-solicitation and non-compete covenants. Your non-compete obligation to the company will remain effective for 12 months after your last date of hire with the company.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Non-competition. Because of the Company’s legitimate business interest and the valuable consideration offered to you, for 12 months beginning on the last day of your employment with the Company, you agree and covenant not to engage in Prohibited Activity. For purposes of this non-compete clause, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, in any capacity to an entity engaged in a business that is the same as or similar to the Company’s. Similar businesses include businesses that provide or work with wifi-enabled thermostats. Prohibited Activity also includes activity that may require disclosure of trade secrets, proprietary information or other information protected under your Confidential Information and Invention Assignment Agreement. The Company’s competitors include Nest C3, Tendril, Energy Hub, Energy Savvy, EcoFactor, and Radio Thermostat of America.

Nothing in this letter prohibits you from leaving Opower and taking a 20% or greater interest in a company engaged in a Prohibited Activity within six months of the commencement of your employment with the Company. This Section does not, in any way, prevent you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You shall promptly provide written notice of any such order to the Company’s General Counsel.

Severance. Provided that you satisfy the Conditions (as defined below) within the Deadline (as defined below), if you experience an involuntary separation from service, as defined in Treasury Regulation 1.409A-l(n), by the Company for any reason other than (i) Cause (as defined in the Stock Plan), (ii) death or (iii) Disability (as defined in the Stock Plan) (each, a “Separation”):

(A) at any time, then the Company will pay you cash severance pay at a rate equal to your base salary in effect at the time of your Separation for a period of six (6) months; and

(B) at any time prior to your completion of the first eighteen (18) months of your employment with the Company, then you will become vested in your options as if you provided an additional three (3) months of service following your Separation date.

Such cash severance pay will be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates at the payroll rates in effect as of the Separation date, commencing with the first regular payroll date following the last day of the Deadline, and will be subject to all applicable withholdings. Notwithstanding anything stated herein to the contrary, the severance provided in connection with your Separation under this section is intended to be exempt from Internal Revenue Code (“Code”) Section 409A pursuant to Treasury Regulation Section 1.409A-1 (b)(9)(iii) and to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation has occurred.

To receive the cash severance pay and vesting acceleration described above, (i) you must execute (and do not revoke) a full and complete general release of all claims in a form provided by the Company (the “Release”) and (ii) you must have returned all Company property (collectively, (i) and (ii) are the “Conditions”), in each case by the forty-fifth (45th) day (the “Deadline”) after your Separation.

Notwithstanding the above, if any of the cash severance payments provided in connection with your Separation does not qualify for any reason to be exempt from Code Section 409A and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A (i.e. a key employee of a publicly traded company), each such cash severance payment will not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after your Separation and the installments that otherwise would have been paid during the first six (6) months after your Separation will be paid in a lump sum on the first (1st) business day of the seventh (7th) month after your Separation, with any remaining payments payable according to the schedule set forth above. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral.

Termination. Your right to exercise vested shares under any of your options will extend for 12 months after your last date of employment with the Company in return for satisfying the Conditions within the Deadline.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. However, your agreement to the terms and conditions set forth in this letter has no effect on the additional obligations contained in the CIIAA, which is incorporated by reference in this letter.

Signature Page Follows

If you wish to accept this offer, please sign and date both the original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return ail pages to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Please see the attached document for examples of acceptable forms of identification. On your first day, please report to our office by 9:30 AM and ask to see Leah Coyne, Director-Human Resources for your new employee orientation. This offer, if not accepted, will expire at the close of business on April 27, 2012.

We look forward to having you join us no later than Wednesday May 2, 2012,

Very truly yours,

OPOWER, INC.

By:	/s/ Leah J. Coyne
(Signature)

Name:	Leah J. Coyne

Title:	Director of Human Resources

ACCEPTED AND AGREED:

Alex Kinnier

/s/ Alex Kinnier
(Signature)

Date

Anticipated Start Date: May 2, 2012

Attachment A: Confidential Information and Invention Assignment Agreement